Exhibit 99.1

Marathon Petroleum Reports Second Quarter Results

•	Spin-off complete

•	Strong balance sheet with financing in place

•	Refining & Marketing segment income of $1.26 billion up from $590 million

•	Detroit heavy oil upgrade project on budget and on schedule

FINDLAY, Ohio, Aug. 2, 2011 – Marathon Petroleum Corporation (NYSE: MPC), an independent refining, marketing and transportation company spun off from Marathon Oil Corporation (NYSE: MRO) on June 30, 2011, today reported second quarter net income of $802 million, or $2.24 per diluted share, compared with net income of $405 million, or $1.13 per diluted share, in the second quarter of 2010. For the second quarter of 2011, net income adjusted for special items was $819 million, or $2.29 per diluted share, compared with net income adjusted for special items of $422 million, or $1.18 per diluted share, for the second quarter of 2010.

	Three Months Ended June 30
(In millions, except per diluted share data)	2011	2010
Net income	$802	$405
Adjustments for special items (net of taxes):
Impairments	—	17
Income tax law changes	17	—

Net income adjusted for special items(a)	$819	$422

Net income – per diluted share	$2.24	$1.13
Adjusted net income – per diluted share	$2.29	$1.18
Revenues and other income	$20,794	$15,825
Weighted average shares – diluted	358	358

(a)

Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of net income adjusted for special items.

“We continued to benefit in the second quarter from wider differentials between West Texas Intermediate and Light Louisiana Sweet, and between sweet and sour crudes,” said President and Chief Executive Officer Gary R. Heminger. “In addition, our Garyville major expansion project, which we completed late in 2009, continues to exceed our original expectations and contributed to the strong financial performance we achieved in the second quarter of 2011. With over 50 percent of our crude refining capacity in the mid-continent, we believe MPC is well positioned to continue benefitting from advantaged feedstock acquisition costs, especially if the growth in domestic and Canadian crude supply exceeds the logistical systems needed to move the new production to consuming markets.”

“The spin-off of MPC from Marathon Oil Corporation was the right transaction at the right time,” Heminger added. “As an independent company with a strong financial position and financing in place, our objective is to selectively pursue new growth opportunities while exercising financial discipline to maintain our investment grade profile.”

Looking ahead, Heminger said the company is optimistic about its future. “Not only should we continue to benefit from the approximately $3.9 billion investment we recently made in our Garyville, Louisiana refinery, but our $2.2 billion Detroit Heavy Oil Upgrade Project (DHOUP) continues to progress on-budget and on-time with a scheduled completion in the second half of 2012. As of June 30, 2011, the project was approximately 63 percent complete. When completed, DHOUP should allow us to process an incremental 80,000 bpd of heavy Canadian crude and increase our Detroit crude oil refining capacity approximately 15 percent to 120,000 bpd. Finally, we are also optimistic about growth prospects for our Speedway® retail operations and Marathon-branded jobber stations.”

Segment Results

Total segment income from operations was $1,394 million in the second quarter of 2011, compared with $721 million in the second quarter of 2010.

	Three Months Ended June 30
(In millions)	2011	2010

Refining & Marketing	$1,260	$590
Speedway	80	83
Pipeline Transportation	54	48

Segment income from operations (a)	1,394	721
Items not allocated to segments
Corporate and other unallocated items	(69)	(56)
Impairments	—	(29)

Income from operations	$1,325	$636

(a)	See Supplemental Statistics for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Refining & Marketing

Refining & Marketing segment income from operations was $1,260 million in the second quarter of 2011, compared with $590 million in the second quarter of 2010. The increase was primarily the result of a higher refining and marketing gross margin, which increased to 25.66 cents per gallon in the second quarter of 2011 from 13.06 cents per gallon in the second quarter of 2010.

Factors contributing to the increase in the gross margin for the second quarter of 2011 included a wider differential between West Texas Intermediate and other light sweet crudes, such as Light Louisiana Sweet (LLS), and between sweet and sour crudes. In addition, the Chicago and U.S. Gulf Coast (USGC) LLS 6-3-2-1 crack spreads increased in the second quarter of 2011 compared with the second quarter of 2010.

The second quarter 2011 refining and marketing gross margin included derivative gains of $234 million compared with gains of $73 million in the second quarter of 2010, primarily resulting from the mitigation of our foreign crude oil acquisition price risk and seasonal inventory price risk exposure.

	Three Months Ended June 30
	2011	2010
Key Refining & Marketing Statistics
Crude oil refined (mbpd)	1,196	1,229
Other charge & blend stocks (mbpd)	176	164

Total refinery inputs (mbpd)	1,372	1,393
Refined product sales volume (mbpd)	1,561	1,598
Refining & marketing gross margin ($/gal)(a)	$0.2566	$0.1306
Refining & marketing gross margin ($/bbl)(a)	$10.78	$5.49

(a)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation, divided by Refining & Marketing segment refined product sales volume.

Speedway

Speedway’s 2011 second quarter segment income from operations was $80 million, compared with $83 million in the second quarter of 2010. The second quarter 2010 segment income from operations included the results of the 166 convenience stores and 67 franchise convenience stores that were part of the December 2010 sale of our Minnesota refinery and related assets.

Speedway’s gasoline and distillate gross margin per gallon improved considerably, averaging 15.02 cents in the second quarter of 2011, up from 11.68 cents in the second quarter of 2010. The contribution from the higher gasoline and distillate gross margin was partially offset by lower sales volumes attributable to the Minnesota asset disposition, as well as lower demand due to higher gasoline and distillate retail prices and the state of the economy in Speedway’s Midwest markets. Same-store gasoline sales in the second quarter of 2011 decreased 5 percent, essentially offsetting the increase of 5 percent achieved in the second quarter of 2010.

Same-store merchandise sales were flat in the second quarter of 2011, compared with an increase of 4 percent for the second quarter of 2010. Merchandise gross margin was $178 million in the second quarter 2011, compared with $207 million in the second quarter of 2010, which primarily reflects the effects of the Minnesota asset disposition.

During the second quarter of 2011, Speedway completed the purchase of 23 convenience stores in Chicago, Illinois and northwestern Indiana, which strengthens Speedway’s presence in this important geographic market. All of the locations have been rebranded and are now integrated into Speedway’s operations.

	Three Months Ended June 30
	2011	2010
Key Speedway Statistics
Gasoline and distillate sales (mmgal)	725	848
Gasoline and distillate gross margin ($/gal) (a)	$0.1502	$0.1168
Merchandise sales ($mm)	$743	$832
Merchandise gross margin ($mm)	$178	$207
Convenience stores at period end	1,378	1,596
Same-store gasoline sales volume (period over period)	(5%)	5%
Same-store merchandise sales $ (period over period)	0%	4%

(a)

The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillate sales volume.

Pipeline Transportation

Pipeline transportation segment income from operations was $54 million in the second quarter of 2011, compared with $48 million in the 2010 second quarter. The increase in the pipeline transportation segment income from operations primarily reflects increased crude oil and refined product trunk line volumes transported in several of the systems.

	Three Months Ended June 30
	2011	2010
Key Pipeline Transportation Statistics
Pipeline barrels handled (mbpd) (a)
Crude oil trunk lines	1,221	1,177
Refined product trunk lines	1,014	973

Total pipeline barrels handled	2,235	2,150

(a)	Volumes transported in our wholly-owned and undivided interest common carrier pipelines.

Corporate and Special Items

Corporate and other unallocated expenses increased $13 million in the second quarter of 2011 compared with the second quarter of 2010, primarily due to a combination of higher employee benefits, incentive compensation and administrative expenses.

During the second quarter of 2011, state income tax legislative changes were enacted, primarily in Michigan, resulting in an adverse tax impact of $17 million, which has been treated as a special item. In the second quarter 2010, MPC recorded an impairment related to the sale of a maleic anhydride plant, which had a negative after-tax impact of $17 million and was treated as a special item.

Strong Balance Sheet with Financing in Place to Fund Current Operations and Future Growth Opportunities

At June 30, 2011, the company had an unused $2 billion revolving credit facility and $1.622 billion of cash. On July 1, 2011, the company completed a new trade receivables securitization facility in an aggregate principal amount not to exceed $1 billion. These facilities should provide the company with significant flexibility to meet its day-to-day operational needs and to pursue value-enhancing growth opportunities. As of June 30, 2011, the company had a strong financial position with a cash-adjusted debt to capital ratio of 16 percent.

Conference Call

At 1 p.m. EDT today, MPC will hold a webcast and conference call to discuss the earnings release and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2011 Second Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Tuesday, Aug. 16. Financial information, including the earnings release and other investor-related material, will also be available online at http://ir.marathonpetroleum.com by clicking on “Quarterly Investor Packet”.

About Marathon Petroleum Corporation

MPC is the nation’s fifth-largest refiner with a crude capacity in excess of 1.1 million barrels per day in its six-refinery system. Marathon brand gasoline is sold through approximately 5,100 independently owned locations across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth largest convenience store chain with approximately 1,375 locations in seven states. MPC also owns, operates, leases or has ownership interest in approximately 9,600 miles of pipeline. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421- 2703

Robert Calmus (419) 421- 3127

###

In addition to net income determined in accordance with generally accepted accounting principles (“GAAP”), MPC has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to MPC’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. We believe certain investors use “net income adjusted for special items” to evaluate MPC’s financial performance between periods. Management also uses “net income adjusted for special items” to compare MPC’s performance to certain competitors.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, MPC’s current expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; changes in governmental regulations; transportation logistics; the availability of materials and labor, delays in obtaining necessary third-party approvals, and other risks customary to construction projects; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Registration Statement on Form 10 filed with the Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10 could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10 are available on the SEC website, at http://www.marathonpetroleum.com or by contacting MPC’s Investor Relations Office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per share data)	2011	2010	2011	2010
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$20,732	$15,762	$38,551	$29,100
Sales to related parties	28	33	51	57
Income from equity method investments	17	18	26	38
Net gain on disposal of assets	4	2	5	3
Other income	13	10	32	18

Total revenues and other income	20,794	15,825	38,665	29,216

Costs and expenses:
Cost of revenues (excludes items below)	16,654	12,792	31,211	24,420
Purchases from related parties	981	529	1,766	1,005
Consumer excise taxes	1,269	1,308	2,478	2,520
Depreciation and amortization	218	269	434	489
Selling, general and administrative expenses	288	228	505	434
Other taxes	59	63	127	131

Total costs and expenses	19,469	15,189	36,521	28,999

Income from operations	1,325	636	2,144	217
Related party net interest and other financial income	18	3	35	9
Net interest and other financing income (costs)	(10)	1	(24)	(3)

Income before income taxes	1,333	640	2,155	223
Provision for income taxes	531	235	824	107

Net income	$802	$405	$1,331	$116

Per Share Data
Basic:
Net income	$2.25	$1.14	$3.74	$0.32
Diluted:
Net income	$2.24	$1.13	$3.72	$0.32
Number of Shares:
Basic	356	356	356	356
Diluted	358	358	358	358

Supplemental Statistics (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in millions)	2011	2010	2011	2010
Segment Income from Operations
Refining & Marketing	$1,260	$590	$2,062	$145
Speedway	80	83	113	123
Pipeline Transportation	54	48	105	92

Segment income from operations	1,394	721	2,280	360
Items not allocated to segments
Corporate and other unallocated items	(69)	(56)	(136)	(114)
Impairments	—	(29)	—	(29)
Net interest and other financial income	8	4	11	6

Income before income taxes	1,333	640	2,155	223
Income tax provision	531	235	824	107

Net income	$802	$405	$1,331	$116

Capital Expenditures and Investments(a)
Refining & Marketing	$220	$221	$376	$485
Speedway (b)	97	10	102	18
Pipeline Transportation	24	3	38	9
Other (c)	44	23	73	49

Total	$385	$257	$589	$561

(a)	Capital expenditures include changes in accruals.
(b)	Includes $74 million acquisition of 23 convenience stores in May 2011.
(c)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in millions, except as noted)	2011	2010	2011	2010
MPC Consolidated Refined Product Sales Volumes (mbpd) (a)	1,578	1,610	1,570	1,483
Refining & Marketing Operating Statistics
Crude oil refined	1,196	1,229	1,155	1,117
Other charge and blend stocks	176	164	192	130

Total	1,372	1,393	1,347	1,247
Refined product yields (mbpd)
Gasoline	744	753	738	665
Distillates	429	428	419	368
Propane	26	26	25	23
Feedstocks and special products	117	96	116	106
Heavy fuel oil	21	30	21	22
Asphalt	59	81	54	79

Total	1,396	1,414	1,373	1,263
Refined products sales volumes (mbpd)(b)	1,561	1,598	1,551	1,471
Refining and marketing gross margin (per gallon)(c)	$0.2566	$0.1306	$0.2090	$0.0428
Speedway Operating Statistics
Convenience stores at period end	1,378	1,596	—	—
Gasoline and distillate sales (millions of gallons)	725	848	1,418	1,631
Gasoline and distillate gross margin (per gallon) (d)	$0.1502	$0.1168	$0.1288	$0.1098
Merchandise sales	$743	$832	$1,406	$1,563
Merchandise gross margin	$178	$207	$336	$385
Pipeline Transportation Operating Statistics
Pipeline barrels handled (mbpd) (e)
Crude oil trunk lines	1,221	1,177	1,197	1,170
Refined product trunk lines	1,014	973	994	836

Total pipeline barrels handled	2,235	2,150	2,191	2,006

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Includes intersegment sales.
(c)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation, divided by Refining & Marketing segment refined product sales volume.
(d)

The price paid by consumers less the cost of refined products, including transportation and consumer excise taxes, and the cost of bankcard processing fees, divided by gasoline and distillate sales volume.

(e)	On owned common carrier pipelines, excluding equity method investments.

Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) by Segment

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in millions)	2011	2010	2011	2010
EBITDA (a)
Refining & Marketing	$1,436	$792	$2,417	$526
Speedway	108	111	167	180
Pipeline Transportation	65	58	127	114

Total segment EBITDA	1,609	961	2,711	820
Less: Total segment depreciation & amortization	215	240	431	460

Total segment income from operations	1,394	721	2,280	360
Items not allocated to segments
Corporate and other unallocated items	(69)	(56)	(136)	(114)
Impairments	—	(29)	—	(29)
Net interest and other financial income	8	4	11	6

Income before income taxes	1,333	640	2,155	223
Income tax provision	531	235	824	107

Net income	$802	$405	$1,331	$116

(a)

EBITDA represents earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows, including our ability to satisfy principal and interest obligations with respect to our indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis and as a component of financial covenants in our credit agreements. EBITDA should not be considered as an alternative to net income, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. EBITDA may not be comparable to similarly titled measures used by other entities.